Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-130294 on Form S-3 of our report dated March 31, 2005, relating to the consolidated financial statements of CECO Environmental Corp. for the year ended December 31, 2004, appearing in the Annual Report on Form 10-K of CECO Environmental Corp. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

March 23, 2007